Exhibit 99.1

16 October 2013

The Shareholders
E-Waste Systems, Inc.
OTCQB:  EWSI
By Posting to the EWSI Social Media Sites and website:  www.ewastesystems.com

Re:  Open Letter to Shareholders

Dear Fellow Shareholders:

The 3rd Quarter of our seminal year of execution of our Business Plan has been completed and our finance, compliance, legal and audit teams are working diligently to prepare the financial results to be filed on Form 10Q.  We expect to file as required by the SEC.  And, as we have said in previous information releases, we expect the results will show continued growth in line with our plans.

Our objectives remain consistent:  to build our global brand, expand our technologies and accelerate our revenues, and I am very pleased that the execution of our strategy in these nine months are yielding the results we planned for.  Shareholders will recall that we published, in writing, a second part of our strategy in which we described the financing steps we are taking to support our growth.  We are very much on track with that strategy, as well.  We completed our announced exchange plan and have been selective in taking cash needed to support key activities of compliance, legal and audit.

A company in the early stages of growth, as we are, must make conscious choices about the sources and types of funds we will accept.  We have chosen to enter into certain debt transactions with investors with the expectation that we will retire all or most of that debt instead of converting it into shares.  A recent SEC filing was made with such a debt holder.  Their filing of the form 13g is required to be done by law and indicates that there is a possibility that such an investor could obtain shares totaling as much as 9.9% of the issued and outstanding common stock of the company.  It is not our intention to let these securities convert into common stock but instead to retire them on or before their maturity date.

Our commitment remains to open and frequent communications.  With the quarter now completed, we have compiled a list of questions from shareholders that we will respond to and post on our social media sites.  This will be posted in advance of the filing of our 10Q and after we complete the current extended international travel we are conducting with members of our team.  We will post pictures from various stops along the way for shareholders to see as we complete this trip which will end up covering four continents.

We remain absolutely dedicated to our plan and I can assure our shareholders that our actions remain constantly focused on our announced objectives.  We have created a good plan, we are executing that plan, and we are delivering what we promise.   For that, we expect to receive your continued support!

Sincerely,

/s/  Martin Nielson
      Martin Nielson
      Founder and CEO